Exhibit 10.1

BRIGHTHOUSE SERVICES, LLC

AMENDED AND RESTATED EXECUTIVE SEVERANCE PAY PLAN

Brighthouse Services, LLC (the “Company”) has adopted the Amended and Restated Brighthouse Services, LLC Executive Severance Pay Plan (the “Plan”) as set forth below, to provide severance benefits to Participants whose employment is terminated in a Qualified Termination (as defined below). This Plan, as amended and restated, is effective as of December 1, 2019 (the “Effective Date”).

Article 1. Definitions

As used in the Plan, the following words and phrases and any derivatives thereof will have the meanings set forth below unless the context clearly indicates otherwise.

1.1	“Accrued Obligations” has the meaning set forth in Section 3.2(g).

1.2

“Annual Compensation” shall mean the sum of (a) the Participant’s annual base salary (determined immediately prior to the Qualified Termination), and (b) the Participant’s target annual bonus with respect to the year in which the Qualified Termination occurs.

1.3	“Board” or “Board of Directors” shall mean the Board of Directors of Parent.

1.4

“Cause” shall mean (x) with respect to a Participant employed pursuant to a written employment agreement which agreement includes a definition of “Cause,” “Cause” as defined in that agreement or (y) with respect to any other Participant, the occurrence of any of the following:

(a)	Such Participant’s conviction or plea of nolo contendere to a felony;

(b)

An act of dishonesty or misconduct on a Participant’s part, as determined in the discretion of the Committee, that results in, or is believed likely to result in, material damage to the Participating Employer’s business or reputation; or

(c)

A material violation by a Participant of Parent or Company Policy, or the Agreement to Protect Corporate Property if such policy or agreement have been made available to the Participant, or any other employment obligation or standard of conduct that has been communicated to the Participant, in either case, where such violation played a role in the Participating Employer’s decision to terminate the Participant.

1.5	“Change of Control Plan” means the Brighthouse Services, LLC Change of Control Severance Pay Plan, as in effect and as may be amended from time to time.

1.6	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.7	“Committee” shall mean the Compensation Committee of the Board of Directors of Parent or any successor thereto.

1.8	“Company” shall mean Brighthouse Services, LLC, a Delaware limited liability company, and any successor thereto.

1.9	“Effective Date” means December 1, 2019.

1.10	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.11	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

1.12	“Parent” means Brighthouse Financial, Inc., a Delaware corporation, and any successor thereto.

1.13

“Participant” shall mean any employee of a Participating Employer who is the Chief Executive Officer of Parent, an Executive Vice President of Parent, or an officer of Parent for purposes of Section 16 of the Exchange Act, or any such other employee of a Participating Employer who is designated by the Plan Administrator as a “Participant.”

1.14	“Participating Employer” shall mean the Company and any Subsidiary designated by the Plan Administrator as a Participating Employer, in each case, that employs a Participant on the Termination Date.

1.15	“Plan” shall mean the Brighthouse Services, LLC Executive Severance Pay Plan, as set forth in this document and as may be amended from time to time in accordance with Section 4.2.

1.16	“Plan Administrator” shall mean the plan administrator of the Brighthouse Services, LLC Severance Plan or any successor severance plan sponsored by Brighthouse Services, LLC.

1.17

“Qualified Termination” shall mean, following the Effective Date, any involuntary termination of employment of a Participant by the Participating Employer; provided, that, such termination is not for Cause or due to the Participant’s inability to perform the substantial functions of the Participant’s position, after reasonable accommodation and after qualifying for long-term disability benefits under the applicable plans, programs or policies of the Participating Employer.

1.18

“Separation Agreement, Waiver and General Release” means a written document that includes a release of rights and claims from a Participant, substantially in the form attached hereto as Annex A, as the same may be amended or modified from time to time by the Plan Administrator.

1.19	“Severance Benefits” shall mean the benefits described in Article 3, other than the Accrued Obligations.

1.20	“Severance Multiple” shall mean one (1).

1.21

“Subsidiary” shall mean any corporation or other entity in which Parent or the Company, as applicable, has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then-outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or managing partners.

1.22	“Termination Date” shall mean for each Participant, the official last date at work established by the applicable Participating Employer.

Article 2. Eligibility

2.1	Eligibility to Participate. Each Participant is eligible to receive the benefits described in Article 3 upon a Qualified Termination, subject to the terms and conditions of the Plan.

2.2

Termination of Participation. An individual’s participation in the Plan will cease when he or she ceases to be a Participant by reason of no longer satisfying the definition of a Participant, upon a termination of employment that does not constitute a Qualified Termination or if he or she incurs a Qualified Termination and he or she has received all benefits due under the Plan as a result of such Qualified Termination.

Article 3. Benefits

3.1	Entitlement to Benefits.

(a)

General. Benefits are payable under this Plan to each Participant who incurs a Qualified Termination and satisfies the requirements of this Article 3. No benefits shall be payable under the Plan upon any termination of employment that is not a Qualified Termination.

(b)

Separation Agreement, Waiver and General Release. A Participant who otherwise satisfies the requirements of this Article 3 will be eligible for Severance Benefits described in Section 3.2 only if he or she executes and returns to the Participating Employer, as applicable, a Separation Agreement, Waiver and General Release (which may include non-competition and similar restrictive covenants) within such time period as the Participating Employer, as applicable, may require, and such Separation Agreement, Waiver and General Release is not revoked and becomes effective. Notwithstanding the foregoing, payment of the Accrued Obligations (as defined in Section 3.2) shall not be subject to the Participant signing and not revoking a Separation Agreement, Waiver and General Release.

(c)

No Severance Benefits. Unless the Participating Employer determines otherwise, a Participant who is entitled to benefits in connection with a Qualified Termination will not be entitled to any benefits under this Plan if he or she fails to continue in active employment with the Participating Employer and to satisfactorily perform all duties of his or her position until the Termination Date established for such Participant by the Participating Employer.

3.2

Severance Benefits. Subject to Section 3.1(b) and the other terms and conditions set forth herein (including the Plan Administrator’s discretion provided under Section 4.1 to adjust amounts payable), each Participant who has a Qualified Termination will be eligible for the following Severance Benefits:

(a)

a lump sum cash payment equal to the product of (i) the Participant’s Severance Multiple and (ii) the Participant’s Annual Compensation, to be paid within 60 days following the Termination Date, provided, that, (x) the Separation Agreement, Waiver and General Release has been executed and is no longer revocable and (y) if the period during which the Separation Agreement, Waiver and General Release could become effective begins in one calendar year and ends in another calendar year, the Severance Benefits shall be paid in the second such calendar year;

(b)

an annual bonus for the year in which the Qualified Termination occurs equal to the Participant’s target annual bonus, prorated based on the number of days the Participant was actively employed with the Participating Employer during the year to which the bonus relates, which bonus shall be paid at the same time as the lump sum cash payment described in Section 3.2(a);

(c)

if the Qualified Termination occurs prior to the payment of the annual bonus in respect of the year immediately preceding the year in which the Qualified Termination occurs, an annual bonus for such preceding year in accordance with the terms and conditions of, and not later than the date of payment specified under, the applicable bonus plan;

(d)

a lump sum cash payment equal to the amount that the Participant would be required to pay for COBRA continuation coverage for twelve (12) months after the Termination Date for the Participant and the Participant’s eligible dependents under the Participating Employer’s medical benefit plan in which the Participant and such dependents were participating as of the Termination Date, to be paid at the same time as the lump sum cash payment described in Section 3.2(a);

(e)	any equity awards shall be treated upon such Qualified Termination as set forth in the applicable plan document, award agreement and other governing documents;

(f)

twelve (12) months of executive outplacement services provided by a third-party vendor selected by the Participating Employer, which services shall commence within 90 days following the Termination Date; and

(g)

the Participant’s full base salary through the Termination Date, and any vested amounts or benefits owing to the Participant under any otherwise applicable employee benefit plans and programs, both qualified and nonqualified, and not yet paid and any accrued vacation pay not yet paid by the Participating Employer (the “Accrued Obligations”).

3.3

Termination of Severance Benefits. If a former Participant of the Participating Employer breaches any of the Covenants (as defined in Article 6 below), he or she shall forfeit any unpaid Severance Benefits and shall be required to repay to the Participating Employer, as applicable, any paid or provided Severance Benefits, as described in Article 6.

3.4

Withholding and Deductions. The Participating Employer, as applicable, will make deductions from each payment of Severance Benefits and the Accrued Obligations for income and employment taxes, as required by applicable law.

3.5

No Duplication. If the Plan Administrator determines, in its sole discretion, that all or a portion of the benefit payable or previously paid to a Participant under any other plan, program, employment contract or other agreement with the Company or any affiliate (other than payments made under any such plan that is intended to be tax exempt under Code Section 401(a)) is intended to provide severance, salary continuation or other benefits duplicative of the benefits provided under this Plan, the Plan Administrator shall have the right to reduce the benefit otherwise payable under this Plan to the extent deemed necessary to eliminate any unintended duplication of benefits. For avoidance of doubt, if the Participant is eligible for severance benefits under the Change of Control Plan because the Participant’s termination is a Qualified Termination under such Plan arising after the occurrence of a Change of Control (as such term is defined in such Change of Control Plan), the Participant shall be eligible for the benefits payable under such Change of Control Plan and not be eligible for payments or benefits under this Plan.

3.6

Offset of Legally Required Payments. Regardless of the amount of a Participant’s Severance Benefits under the Plan, such benefits will be reduced by any payments required to be paid by the Participating Employer, as applicable, to the Participant solely by reason of the Participant’s termination of employment under any federal or state law, including without limitation the Worker Adjustment Retraining Notification Act of 1988, as amended (except unemployment benefits payable in accordance with state law and payment for accrued but unused vacation).

Article 4. Administration, Amendment and Termination

4.1

Administration. The Plan Administrator or its delegate has the exclusive responsibility and complete discretionary authority to control the operation, management and administration of this Plan, with all powers necessary to enable it properly to carry out those responsibilities, including but not limited to, the power to construe this Plan, to determine eligibility for benefits, to settle disputed claims and to resolve all administrative, interpretive, operational, equitable and other questions that arise under this Plan. In furtherance of the foregoing, notwithstanding anything in this Plan to the contrary, as to each Participant whom the Plan Administrator determines has experienced a Qualified Termination, the Plan Administrator shall determine, in its sole discretion, the amount of severance payments and benefits pursuant to Section 3.2, if any, that such Participant will be entitled to receive; such severance payments and benefits may include none, all or a portion of, or payments and/or benefits in addition to, those set forth in Section 3.2. The decisions of the Plan Administrator on all matters will be final and binding on all interested parties, and, subject to compliance with applicable law, such decisions do not need to be uniform and may be made selectively among Participants who receive, or are eligible to receive, payments and benefits under the Plan (whether or not such persons are similarly situated). To the extent a discretionary power or responsibility under this Plan is expressly assigned to a person or persons by the Plan Administrator, that person or persons will have complete discretionary authority to carry out that power or responsibility and that person’s decisions on all matters within the scope of that person’s (or those persons’) authority will be final and binding on all interested parties.

4.2

Amendment and Termination of the Plan. The Plan may be terminated by the Committee or amended by the Committee or the Plan Administrator at any time; provided, however, that (a) any material amendment of the Plan shall be made only by the Committee, and (b) no termination of the Plan may reduce the Severance Benefits payable under the Plan to a Participant if the Participant’s Qualified Termination with the Participating Employer, as applicable, has occurred prior to such termination of the Plan or amendment of its provisions.

Article 5. Source of Benefit Payments

5.1

Unfunded Obligation. The obligations of a Participating Employer to provide any benefits under this Plan shall be unfunded and unsecured. All Severance Benefits and Accrued Obligations shall be paid solely from the general assets of the Participating Employer.

Article 6. Participant Covenants

6.1

Participant Covenants. In consideration of receiving any of the Severance Benefits, each Participant shall be subject to and abide by (i) the restrictive covenants and other provisions set forth in the Agreement to Protect Corporate Property (the “ATPCP”) by and between the Participant and the Company and (ii) to the extent not already included in the ATPCP, the non-interference covenant set forth in Section 6.2 below (together, the “Covenants”), which Covenants shall be incorporated by reference into the Separation Agreement, Waiver and General Release. “Covenants” shall also include any restrictive covenants that may be provided for in the Separation Agreement, Waiver and General Release.

6.2

Non-Interference. During the Participant’s employment and for eighteen (18) months following the Participant’s Termination Date, the Participant shall not, directly or indirectly contact or solicit business from, in a manner competitive with or adverse to the interests of Parent, the Company or its affiliates, any customer or potential customer of Parent, the Company or its affiliates with whom the Participant had contact, to whom the Participant provided services, or about whom the Participant received confidential information during the last twelve (12) months of Participant’s employment. The Participant also shall not assist or facilitate any other individual or entity in soliciting business from such customers or potential customers or seek to have any such customer or potential customer reduce, lapse, or terminate any financial products or services issued by or obtained from or through Parent, the Company or its affiliates, during the same eighteen (18)-month period. This restriction is tied to particular customers or potential customers as set forth above and is limited in that manner instead of by reference to a broader geographic territory.

6.3

Effect of Covenants. The Participant acknowledges that the Covenants are a material inducement for the Participating Employer to grant the Severance Benefits granted under the Plan. By accepting any of the Severance Benefits, the Participant further acknowledges that a violation of any term of the Covenants will cause the Participating Employer irreparable injury for which adequate remedies are not available at law. Therefore, the Participant agrees that, if the Participant breaches any of the Covenants:

(a)	the Severance Benefits for which the Participant was eligible prior to such breach but which the Participant had not yet received shall be immediately forfeited;

(b)	the Participant will repay to the Participating Employer within 90 days of such breach the value of any Severance Benefits received by the Participant; and

(c)

the Participating Employer will be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining the Participant from committing any violation of the Covenants.

6.4

Remedies; Enforceability. The remedies in this Article 6 are cumulative and are in addition to any other rights and remedies the Participating Employer may have at law or in equity as a court or arbitrator may reasonably determine. If any of the Covenants is determined by a court of competent jurisdiction not to be enforceable in the manner set forth above, the parties agree that they intend the provision to be enforceable to the maximum extent possible under applicable law, and that the court should reform the provision to make it enforceable in accordance with the intent of the parties.

Article 7. Miscellaneous

7.1

Governing Law; Venue. Except to the extent that it may be preempted by ERISA, this Plan shall be governed by the law of the State of North Carolina, other than the provisions thereof relating to conflict of laws. Any action or proceeding to enforce the provisions of the Plan will be brought only in a state or federal court located in Charlotte, North Carolina, and each party consents to the venue and jurisdiction of such court. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

7.2

Severability. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan, and this Plan shall be construed and enforced as if said illegal and invalid provision had never been included herein.

7.3

409A Compliance. Notwithstanding anything herein to the contrary, if this Plan is determined to be subject to Code Section 409A, then this Plan shall be administered such that it complies, at all times, with the requirements of Code Section 409A. The Plan Administrator has the sole discretion to interpret the terms of the Plan and to administer the Plan in such a manner that Code Section 409A is satisfied with respect to any Severance Benefits payable hereunder to the extent it is determined that Code Section 409A applies to the Plan. If the Participating Employer, as applicable, (or, if applicable, the successor entity thereto) determines that all or a portion of the Severance Benefits constitute “deferred compensation” under Section 409A and that the Participant is a “specified employee” of the Participating Employer or any successor entity thereto, as applicable, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the applicable payments shall be delayed until the first payroll date following the six-month anniversary of the Participant’s “separation from service” (as defined under Section 409A) and the Participating Employer, as applicable, (or the successor entity thereto, as applicable) shall (a) pay to the Participant a lump sum amount equal to the sum of the payments that the Participant would otherwise have received during such six-month period had no such delay been imposed and (b) commence paying the balance of the payments in accordance with the applicable payment schedule set forth in the Plan. For purposes of Section 409A, each installment payment provided under the Plan shall be treated as a separate payment. To the extent required by Section 409A, any payments to be made to a Participant upon his termination of employment shall only be made upon such Participant’s separation from service. The applicable Participating Employer shall not make any representations that the payments and benefits provided under the Plan comply with Section 409A and in no event shall the Participating Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of noncompliance with Section 409A.

7.4

Construction. Headings and subheadings have been added only for convenience of reference and shall have no substantive effect whatsoever. All references to articles and sections shall be to articles and sections of this Plan unless otherwise stated. The masculine pronoun includes the feminine. All references to the singular shall include the plural and all references to the plural shall include the singular.

7.5

Nonalienation. No benefit or payment under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, levy upon or charge the same shall be void.

7.6

No Employment Rights. Coverage under the Plan will not give any individual the right to be retained in the Company’s or a Subsidiary’s employment, or upon termination any right or interest in the Plan except as provided in the Plan.

7.7

No Enlargement of Rights. No person will have any right to or interest in any benefit except as specifically provided in the Plan. The legal status of each Participant or beneficiary who has a claim to Severance Benefits or Accrued Obligations will be that of a general unsecured creditor of the applicable Participating Employer.

7.8

Impact on Other Benefits. Amounts paid under the Plan shall not be included in a Participant’s compensation for purposes of calculating benefits under any other plan, program or arrangement sponsored by the Participating Employer, unless such plan, program or arrangement expressly provides that amounts paid under the Plan shall be included.

7.9

No Duty to Mitigate. No Participant shall be required to mitigate, by seeking employment or otherwise, the amount of any Severance Benefits that the Participating Employer becomes obligated to provide under the Plan, and amounts or other benefits to be paid or provided to a Participant pursuant to the Plan shall not be reduced by reason of the Participant’s obtaining other employment or receiving similar payments or benefits from another employer.

7.10

Recoupment. All Severance Benefits payable hereunder shall be subject to the terms of the Brighthouse Financial Inc. Compensation Recoupment Policy (as it may be amended from time to time) to the extent applicable.

7.11

Successors. All obligations of the Participating Employer under the Plan shall be binding upon and inure to the benefit of any successor to the Participating Employer, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, demutualization or otherwise. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.

7.12	Claims Procedures.

(a)

Initial Claims. A Participant who believes he or she is entitled to a payment under the Plan that has not been received may submit a written claim for benefits to the Plan within 60 days after the Participant’s Qualified Termination. Claims should be addressed and sent to:

Brighthouse Financial, Inc.

Attn: Severance Plan Administrator

11225 North Community House Road

Charlotte, NC 28277

If the Participant’s claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within 90 days after the Plan Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant’s claim will contain the following information:

(i)	the specific reason or reasons for the denial of the Participant’s claim;

(ii)	references to the specific Plan provisions on which the denial of the Participant’s claim was based;

(iii)

a description of any additional information or material required by the Plan Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(iv)

a description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

(b)

Appeal of Denied Claims. If the Participant’s claim is denied and he or she wishes to submit a request for a review of the denied claim, the Participant or his or her authorized representative must follow the procedures described below:

(i)

Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Plan Administrator. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial.

(ii)	The Participant has the right to submit in writing to the Plan Administrator any comments, documents, records or other information relating to his or her claim for benefits.

(iii)

The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.

(iv)

The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.

(c)

Plan Administrator’s Response to Appeal. The Plan Administrator will provide the Participant with written notice of its decision within 60 days after the Plan Administrator’s receipt of the Participant’s written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Plan Administrator will notify the Participant in writing within the 60-day period and the final decision will be made no later than 120 days after the Plan Administrator’s receipt of the Participant’s written claim for review. The Plan Administrator’s decision on the Participant’s claim for review will be communicated to the Participant in writing and will clearly state:

(i)	the specific reason or reasons for the denial of the Participant’s claim;

(ii)	reference to the specific Plan provisions on which the denial of the Participant’s claim is based;

(iii)

a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records, and other information relevant to his or her claim for benefits; and

(iv)	a statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.

(d)	Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

(i)

no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and

(ii)

in any such legal action, all explicit and implicit determinations by the Plan Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

Annex A

Form of Separation Agreement, Waiver and General Release

The parties to this Confidential Separation Agreement and Release (the “Agreement”) are Brighthouse Services, LLC, (“Brighthouse” or the “Company”) and [EMPLOYEE NAME] (“Participant”) (collectively, the “Parties”).

WHEREAS, Participant was formerly employed by Brighthouse as [JOB TITLE];

WHEREAS, Participant’s last day of work was [DATE];

WHEREAS, Participant’s employment has been terminated in a Qualified Termination as that term is defined in the Brighthouse Services, LLC Executive Severance Pay Plan (the “Plan”);

THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, Participant and the Company agree as follows:

1.    Within sixty (60) days following Participant’s last day of employment with the Company (subject to the Company’s prior receipt of this Agreement signed by Participant, and provided it is not revoked in accordance with Section 12), the Company will pay and provide to Participant Severance Benefits as determined in accordance with Article 3 of the Plan. Any such Severance Benefits required to be paid in cash will be made as a lump sum payment in the amount of [INSERT SEVERANCE AMOUNT ($XXXX.XX)] to Participant, less deductions, including, but not limited to, all applicable federal, state, and local tax withholding. This amount is considered wages and will be taxable as wages and reported on the Form W-2 issued to Participant for the tax year in which the payment is made. The payment under this Agreement will be excluded from benefit eligible earnings for all Brighthouse compensation and benefits purposes including, but not limited to, any bonus and incentive, pension, retirement and welfare plans and arrangements and paid time off allowances. Participant acknowledges and agrees that Participant shall be subject to and abide by the provisions of the Participant’s Agreement to Protect Corporate Property and the provisions of Article 6 of the Plan. Participant acknowledges and agrees that Participant will not receive the Severance Benefits in accordance with Article 3 of the Plan, and Participant will be required to repay to Brighthouse, as applicable, any paid or provided Severance Benefits, in accordance with Article 3.3 and Article 6 of the Plan, if Participant breaches (i) this Agreement, (ii) the provisions of the Participant’s Agreement to Protect Corporate Property or (iii) the provisions of Article 6 of the Plan.

2.    Participant knowingly and voluntarily releases the Company from all claims. Specifically, as a material inducement to the Company to enter into this Agreement, Participant agrees for him/herself and his/her relatives, heirs, executors, administrators, successors, and assigns that he/she hereby fully and forever releases and discharges the Company, its past, present, and future parents, subsidiaries, affiliates, and agents and its and their past, present, and future directors, officers, employees, agents, representatives, employee benefit plans and funds, and the fiduciaries thereof, successors, and assigns of each from any and all claims, actions, liability, or promises, and rights of any and every kind or nature that he/she ever had, now has, or may have, whether known or unknown, against the Company arising out of any act, omission, transaction, or occurrence, up to and including the date he/she executes this Agreement, including, but not limited to:

(i) any claim arising out of or related to his/her employment by and/or affiliation with the Company or the discontinuance of his/her employment/affiliation;

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(ii) any claim of employment discrimination, harassment, or retaliation under, or any alleged violation of, any federal, state, or local law, rule, regulation, or ordinance, including, but not limited to, Title VII of the Civil Rights Act; the Americans with Disabilities Act; the Employee Retirement Income Security Act (“ERISA”); the Family and Medical Leave Act (“FMLA”); Section 1981 of the Civil Rights Act of 1866; the Equal Pay Act; the Immigration Reform and Control Act; and the Uniformed Services Employment and Reemployment Rights Act, all as amended;

(iii) any alleged violations of any duty or other employment-related obligation or other obligations arising out of contract, tort, libel or slander, defamation, public policy, law or equity, or allegations of wrongful discharge or retaliation;

(iv) the North Carolina Retaliatory Employment Discrimination Act, the North Carolina Persons with Disabilities Protection Act, and the North Carolina Equal Employment Practices Act;

(v) any expectation, anticipation, right, or claim to incentive compensation under any Company incentive compensation plan (except as set forth in Section 3 below);

(vi) any claim for benefit plan accruals based upon the payments enumerated in this Agreement or compensation, whether classified as back pay, front pay, or any other compensation paid by Brighthouse or awarded post-termination, including, but not limited to, compensation awarded by a regulatory body, arbitration panel, or court of competent jurisdiction except as expressly set forth below; and

(vii) any claim for any enhancement or differential calculation over and above the benefit vested or otherwise payable to Participant under the standard terms of any Brighthouse benefit plan.

To the extent that Participant is a director, trustee, or officer of any Company entity or affiliate, or are a member of any committee of any Company entity or affiliate, Participant hereby resigns from such capacity effective immediately and agrees to execute any additional, more specific resignation document the Company may request.

3.    This Agreement does not affect any rights or benefits that vested or were otherwise payable to Participant prior to his/her execution of this Agreement under any employee benefit plans governed by ERISA. Participant’s rights to any ERISA plan benefits, including deferred compensation benefits, are governed exclusively by the terms of the respective plan documents that provide those benefits. Nothing in this Agreement shall be deemed a waiver of claims for unemployment compensation benefits, worker’s compensation benefits, claims for breach of this Agreement, claims that arise after Participant signs this Agreement, and/or any claims or rights that cannot be waived by law. Nothing in Section 2 shall prohibit Participant from making any disclosure in accordance with Section 6(a) including any disclosure to the U.S. Securities and Exchange Commission (“SEC”) pursuant to Section 21F-17(b) of the Securities and Exchange Act of 1934, as amended, or receiving an award from the SEC in connection therewith.

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4.    By entering into this Agreement, the Company does not admit, and specifically denies, any liability, wrongdoing or violation of any law, statute, regulation, agreement or policy, and it is expressly understood and agreed that this Agreement is being entered into solely for the purpose of resolving any and all matters in controversy, disputes, causes of action, claims, contentions and differences of any kind whatsoever between the Parties.

5.    By executing this Agreement, Participant acknowledges that he/she has accurately reported to the Company the daily or weekly hours he/she worked for the Company to the extent he/she has been asked to do so, that the Company has paid him/her all the salary and wages it owes him/her (including any overtime compensation or incentive compensation), that he/she has been provided with any and all leaves of absences (including those under the FMLA or other law) that he/she has requested and to which he/she was entitled, that he/she has no known workplace injuries or occupational diseases, that he/she has not been retaliated against for reporting any allegations of fraud or other wrongdoing and that he/she has had the opportunity prior to signing this Agreement to raise to the Company any concerns or complaints about these or any other matters regarding his/her employment or affiliation with the Company.

6.    Participant agrees that: (i) the terms of this Agreement; (ii) any claims that were raised or could have been raised in any action as of the date he/she executes this Agreement; (iii) the facts underlying those claims; and, (iv) all confidential and/or proprietary matters he/she worked on during his/her employment and/or affiliation with the Company shall not be disclosed to any third parties by him/her, his/her agents, attorneys, or representatives, except as provided below:

(a)

Neither this Section nor any other provision of this Agreement prohibit or restrict Participant or his/her attorney from providing information or testimony to, otherwise assisting or participating in an investigation or proceeding with or brought by, or filing a charge or complaint: (i) with any government agency, law enforcement organization, legislative body, regulatory organization, or self-regulatory organization (“SRO”), including, but not limited to, the SEC, Financial Industry Regulatory Authority (“FINRA”), Commodity Futures Trading Commission (“CFTC”), Department of Justice (“DOJ”), Internal Revenue Service (“IRS”), Department of Labor (“DOL”), National Labor Relations Board (“NLRB”), and Equal Employment Opportunity Commission (“EEOC”), (ii) as required by court order or subpoena, (iii) as may be necessary for the prosecution of claims relating to the performance or enforcement of this Agreement, or (iv) from providing any other disclosure required by law.

However, by executing this Agreement Participant waives all rights to personally recover any compensation, damages, or other relief in connection with any such investigation, proceeding, charge, or complaint, except that he/she does not waive any right he/she may have to receive a monetary award from the SEC as a whistleblower or directly from any other federal, state, or local agency pursuant to a similar program.

(b)

Participant is not prohibited from disclosing this Agreement to his/her spouse, civil union or domestic partner, attorney, accountant, or tax or financial advisor, provided that such individuals are advised that they may not disclose this Agreement and have agreed to be bound by the same restrictions against disclosure that apply to him/her.

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(c)	Participant is not prohibited from providing a prospective employer with information concerning his/her former job title, salary, job responsibilities, and qualifications.

(d)

Participant is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that he/she will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Participant is further notified that if he/she files a lawsuit for retaliation by an employer for reporting a suspected violation of law, he/she may disclose the employer’s trade secrets to his/her attorney and use the trade secret information in the court proceeding if he/she: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

7.    Participant agrees to cooperate with the Company or its counsel to provide information and/or truthful testimony in connection with any matter in which the Company has an interest and as to which Participant has knowledge of any of the facts, events or circumstances at issue. If requested, Participant agrees to meet with a Company representative and/or the Company’s counsel to truthfully provide all knowledge and information he/she has pertaining to any such matter.

8.    If Participant is served with a subpoena, court order, or a request by a government agency, law enforcement organization, legislative body, regulatory organization, or SRO, including, but not limited to, the SEC, FINRA, CFTC, DOJ, IRS, DOL, NLRB, or EEOC, or a comparable state or local agency, organization, or body, calling for the disclosure of this Agreement or any information concerning the Company, he/she agrees to give Brighthouse a copy of such demand for information promptly by mailing it to Brighthouse Financial Law Group located at 11225 North Community House Road, Charlotte, NC 28277, Att. Employment Law Section, unless prohibited by law or requested in response to his/her anonymous complaint. Participant does not need prior authorization of the Company to make such a disclosure.

9.    Participant agrees that he/she will not knowingly seek or accept future employment with Brighthouse or Brighthouse’s parents, subsidiaries, and other corporate affiliates or with any successor or assign. Participant agrees that if Brighthouse or Brighthouse’s parents, subsidiaries, and other corporate affiliates or any successor or assign declines to employ him/her, they shall not be liable for any damages.

[10.    Participant further agrees that during the [            ] months following his/her date last day of employment with the Company (the “Restricted Period”), he/she will not directly or indirectly own any interest in, manage, control, participate in, consult with, or render services, as an officer, director, employee, partner, member, consultant, independent contractor or agent, to any person or entity engaged in business activities which compete (or will compete based on the anticipated plans of the Company or an affiliate at the time of Participant’s employment termination) with the business of the Company or an affiliate in the United States (a “Competitive Business”), provided, that Participant will be permitted to own up to one percent (1%) of the outstanding equity interests of a person or entity that would otherwise constitute a Competitive Business, which is publicly-traded on a national securities exchange or in the over-the-counter market and in which Participant has not active participation in connection with such business. The Restricted Period shall be deemed automatically extended by any period in which Participant is in violation of any of the provisions of Section 10.]

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10.    Reference requests regarding Participant may be directed to ADP, the Company’s payroll vendor, at 1-866-404-1162 or via ADP’s website at www.theworknumber.com using the following login information:

•	Employer Code: [****]

•	User ID: SSN,

•	Default PIN: Last 4 of SSN + four-digit year of birth

Participant may also contact Brighthouse HR Employee Services at HRES@brighthousefinancial.com. The Company agrees that if a reference request is directed to ADP or Brighthouse HR Employee Services, its sole response shall be to confirm the dates of Participant’s employment and title held while with the Company in accordance with the Company’s neutral reference policy.

11.    Participant acknowledges that on or prior to his/her last day of employment, he/she has delivered to his/her manager (or other person designated by the Company) all Company property, information, documents, and other materials (including, but not limited to, keys, mobile phones, computer equipment, and identification cards), including all copies or versions, that are in his/her possession or control (“Company Material”). Company Material does not include documents Participant received from an authorized representative of the Company regarding his/her employment or affiliation with the Company (e.g., summary plan descriptions, performance evaluations, benefit statements), any policy or product purchased from the Company, securities of the Company, materials he/she provided to a regulatory agency or other entity pursuant to Section 6(a), or other materials he/she is entitled by law to retain. Participant represents that he/she has conducted a diligent search for all Company Material prior to executing this Agreement. Participant agrees that, if he/she discovers or receives any Company Material after signing this Agreement, he/she will return it to Brighthouse Services, LLC, Employment Law Group, 11225 North Community House Road, Charlotte, NC 28277, within 48 hours of discovery or receipt.

12.    Participant acknowledges that the Company has advised him/her in writing that he/she has [twenty-one (21) days] [forty-five (45) days] in which to review this Agreement and fully consider its terms prior to signing it, and that Participant should consult with legal counsel prior to signing this Agreement. [Participant acknowledges that in Attachment A to this Agreement and Release he/she have been provided with information concerning (1) the group of employees covered by the separation program under which his/her employment is terminating (the “Program”); (2) the eligibility requirements of the Program; (3) the applicable time limits governing the Program; (4) the job titles/classifications and ages of employees selected for the Program; and (5) the job titles/classifications and ages of employees not selected for the Program.]

(a)    Participant has read and fully understands the significance of all the terms and conditions of this Agreement.

(b)    Participant is signing this Agreement voluntarily and of his/her own free will and agrees to abide by all the terms and conditions contained herein.

(c)     Participant acknowledges and agrees that the payment in Section 1 is in addition to any benefits that he/she would have otherwise received if he/she did not sign this Agreement.

(d)    Participant may accept this Agreement by fully executing it and returning it to the Company no later than 5:00 p.m. on the [twenty-first (21st)][forty-fifth (45th)] day after the date he/she received this Agreement or such later date as Participant or counsel for Participant and [NAME OF COMPANY REPRESENTATIVE] have agreed to.

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(e)    After this Agreement has been executed by Participant, Participant will have seven (7) days to revoke this Agreement, which he/she may do in writing by e-mail to micah.dowling@brighthousefinancial.com by 5:00 p.m. on the last day of that 7-day period. This Agreement will become final and effective on the eighth (8th) day, provided Participant has not previously revoked it.

(f)    In the event that Participant does not accept this Agreement as set forth above or Participant revokes this Agreement in accordance with Section 12(e), this Agreement, including, but not limited to, the obligation of the Company to make any payments and/or provide any benefit pursuant to Section 1, shall automatically be null and void.

13.    This Agreement may not be changed except in a writing that specifically references this Agreement and that is signed by Participant and an officer of Brighthouse. This Agreement constitutes the full understanding between Participant and Brighthouse, provided, however, that each of: (i) the Participant’s Agreement to Protect Corporate Property, and (ii) any other agreements containing post-employment obligations that Participant may have executed remain in full force and effect. Participant affirms that no other promises, representations, or agreements of any kind have been made to him/her by any person or entity whatsoever to cause him/her to sign this Agreement, and that he/she fully understands the meaning and intent of this Agreement. In the event of any inconsistency between the terms of this Agreement and the official plan documents for the Plan, the terms of the official plan document shall govern.

14.    North Carolina state law governs the interpretation of this Agreement and applies to claims for breach of it, regardless of conflict of laws principles, unless prohibited by law. Subject to the Claims Procedures set forth in Article 7.12 of the Plan as applicable, any dispute shall be subject to the exclusive jurisdiction and venue of the state and/or federal courts located in Charlotte, NC, unless prohibited by law.

15.    If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect and shall not impair the enforceability of any other provision of this Agreement, except that if Sections 2 or 3 are held to be illegal, void, or unenforceable, whether in whole or in part, this Agreement shall be voidable by Brighthouse.

Please feel free to contact the Brighthouse Severance Team with any questions about this letter or any of the attached material.

[Signature Page to Follow]

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[EMPLOYEE NAME]	Date

Brighthouse Services, LLC.

By:

Date

Title:

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